Exhibit 99

For Immediate Release
December 4, 2003

Assisted Living Concepts, Inc.
Announces New CFO

          Dallas, Texas, December 4, 2003 Assisted Living Concepts, Inc. (OTCBB.ASLC), a national provider of assisted living services, announced today the resignation of Matthew G. Patrick as Chief Financial Officer, Senior Vice President, Secretary, Treasurer and member of the Board of Directors of the Company. Mr. Patrick announced that he is resigning to pursue other business opportunities. “Matt’s contributions were valuable in turning the Company around after it’s emergence from bankruptcy nearly two years ago. We wish him well in his future ventures,” said Steven Vick, CEO and President. Mr. Patrick’s resignation will be effective December 31, 2003.

          The Company has hired Edward A. Barnes to replace Mr. Patrick as Chief Financial Officer. Mr. Barnes will join the Company on December 15, 2003. Prior to joining the Company, Mr. Barnes’ previous business experience includes serving as Vice President, Corporate Comptroller of Pegasus Solutions and Vice President and Controller for America West Corporation. Mr. Barnes is a certified public accountant and worked six years for Ernst and Young.

          “We are very pleased and excited about Ed joining our team and we welcome his strong financial accounting and public company business skills,” said Steven Vick. “I look forward to working with Ed and continuing to grow the Company.”

          Assisted Living Concepts, Inc. owns, leases and operates 177 assisted living residences with 6,838 units for older adults who need help with the activities of daily living, such as eating, bathing, dressing and medication management. In addition to housing, the Company provides personal care, support services, and nursing services according to the individual needs of its residents, as permitted by state law. This combination of housing and services provides a home-like setting and cost efficient alternative that encourages independence for individuals who do not require the broader array of medical and health services provided by skilled nursing facilities. The Company currently has operations in Oregon, Washington, Idaho, Nebraska, Iowa, Arizona, Texas, New Jersey, Ohio, Pennsylvania, Indiana, Louisiana, Michigan and South Carolina.

Contact Information:
Steven L. Vick, President and Chief Executive Officer
(214) 424-4001
svick@alcco.com

Web address: www.assistedlivingconcepts.com

          This press release and statements made by or on behalf of Assisted Living Concepts, Inc. relating hereto may be deemed to constitute forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements, including without limitation, statements containing the words “will,” “believes,” “anticipates,” “estimates,” “intends,” “expects,” “should,” “could,” and words of similar import, are forward looking statements. These forward-looking statements maybe affected by risks and uncertainties, including without limitation (i) our ability to control costs and improve operating margins, (ii) our ability to increase occupancy, (iii) our ability to increase our revenue at a pace which exceeds expense inflation, (iv) our ability to operate our residences in compliance with evolving regulatory requirements, (v) the degree to which our future operating results and financial condition may be affected by a reduction in Medicaid reimbursement rates, and (vi) our ability to extend or renegotiate our current debt agreements. In light of such risks and uncertainties, our actual results could differ materially from such forward-looking statements. Except as may be required by law, we do not undertake any obligation to publicly release any revisions to any forward-looking statements contained herein to reflect events and circumstances occurring after the date hereof or to reflect the occurrence of unanticipated events.